Exhibit 99

Contact:	Claudia San Pedro Vice President of Investor Relations and Treasurer (405) 225-4846

SONIC REPORTS FIRST QUARTER 2011 EARNINGS OF $0.12 PER SHARE

Same-Store Sales Trends Improve

OKLAHOMA CITY (January 4, 2011) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the first fiscal quarter ended November 30, 2010. Key highlights of the company’s first quarter report included:

•	Net income per diluted share totaled $0.12, including $0.02 per diluted share from a one-time tax benefit, versus net income per diluted share of $0.10 in the year-earlier quarter;

•	System-wide same-store sales declined 2.4% during the first quarter, improving from a decline of 6.4% in the fourth quarter of fiscal 2010;

•	Same-store sales at franchise drive-ins declined 2.5% in the first quarter, while same-store sales at company-owned drive-ins declined 1.9%; and

•	Franchise drive-in openings totaled nine for the quarter.

“We are pleased by improvements in Sonic’s same-store sales trends, especially the continued strengthening of company-owned drive-in sales that began at the end of last fiscal year,” said Clifford Hudson, Chairman and Chief Executive Officer. “These improvements underscore the positive impact of our strategic initiatives, including a greater emphasis on personalized service with skating Carhops and the introduction of premium quality ingredients and products, like real ice cream, Footlong Quarter Pound Coneys and a line-up of bigger burgers – all of which continue to drive higher customer satisfaction scores.

“We have a number of initiatives focused on improving both sales at company-owned drive-ins and for the system,” Hudson continued. “In the near term, company-owned drive-in sales and margin performance have the potential for the largest impact on earnings and stockholder value. After trailing the system for almost three years, sales at company-owned drive-ins outperformed the system for the past two quarters even as system sales trends have improved.”

Hudson also pointed out that Sonic continues to use excess cash to reduce debt and strengthen its capital structure, providing the company with additional financing flexibility to manage its business. Subsequent to quarter’s end, Sonic repurchased $62.5 million of the company’s Class A-1 variable funding senior notes in a privately negotiated transaction, realizing a gain of approximately $5 million on the extinguishment of the notes. Sonic’s outstanding debt now totals approximately $520 million, and the company has more than $30 million of unrestricted cash available for general corporate uses.

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SONIC Reports First Quarter 2011 Results

January 4, 2011

Income Statement Overview

For the first quarter ended November 30, 2010, revenues declined 5% to $129.1 million from $136.5 million in the year-earlier period primarily because of refranchising 16 drive-ins since the year-earlier period and lower same-store sales. Net income for the first quarter of fiscal 2011 totaled $7.2 million or $0.12 per diluted share compared with $6.2 million or $0.10 per diluted share in the year-earlier quarter. Excluding a one-time tax benefit of $0.02 per diluted share from a favorable tax settlement, income per diluted share was $0.10 in the first quarter of fiscal 2011.

Same-Store Sales

For the first fiscal quarter ended November 30, 2010, system-wide same-store sales declined 2.4% versus a decline of 6.4% in the fourth quarter of fiscal 2010. These sales reflected 2.5% lower same-store sales at franchise drive-ins compared with a decline of 6.4% in the fourth quarter of fiscal 2010. Same-store sales at company-owned drive-ins declined 1.9% versus a decline of 6.1% in the fourth quarter of fiscal 2010.

Development

Across the Sonic system, a total of nine new drive-ins were opened in the first quarter, all by franchisees, versus 25 new drive-in openings during the first quarter of fiscal 2010, including 22 by franchisees. Management remains focused on sales and operational improvements at company-owned drive-ins rather than expansion, so most new drive-in openings in fiscal 2011 will be by franchisees, and Sonic continues to expect those openings to total approximately 40 to 50 for the fiscal year.

Concluding Comments

“We believe Sonic is gaining traction with the initiatives we implemented in fiscal years 2009 and 2010 aimed at operational and food quality improvements,” Hudson said. “We also believe new management talent in operations, technology and marketing added over the past year positions us well for improvements in the near term and for solid growth of the brand over the long term. As momentum builds behind these initiatives, emphasizing Sonic’s differentiated positioning, we expect our brand and system performance will continue to strengthen, underscored first by improving sales and profitability, and later by stronger franchise development trends.”

Fiscal 2011 Outlook

The second quarter is seasonally Sonic’s slowest and most volatile period, since it is more susceptible to weather conditions. The company’s outlook for certain key performance metrics for fiscal 2011 remains mostly unchanged from that reported in October and includes:

•	The opening of a total of 40 to 50 new franchise drive-ins;

•	Sequentially improving same-store sales throughout the fiscal year, based on sales-building initiatives;

•	Flat restaurant-level margins as a result of improving sales trends and labor efficiencies offset by product quality investments;

•	Selling, general and administrative expenses of $67 to $68 million;

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SONIC Reports First Quarter 2011 Results

January 4, 2011

•	Depreciation and amortization of $41 to $42 million;

•	Interest expense of $33 to $34 million;

•	An income tax rate between 37% and 38% for the remainder of the fiscal year; and

•	Capital expenditures in the range of $20 to $25 million.

Assuming no change in cost structure, each percentage point change in same-store sales impacts diluted income per share by approximately three cents, based on fiscal 2010 average unit volumes.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic’s first quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company’s web site. An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until February 4, 2011.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company-owned drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company-owned and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

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SONIC Reports First Quarter 2011 Results

January 4, 2011

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2010	2009
Statement of Operations
Revenues:
Company-owned drive-in sales	$97,274	$103,584
Franchise drive-ins:
Franchise royalties	29,012	29,450
Franchise fees	369	692
Lease revenue	1,367	1,575
Other	1,124	1,180

	129,146	136,481
Costs and expenses:
Company-owned drive-ins:
Food and packaging	26,999	28,671
Payroll and other employee benefits	35,320	34,969
Other operating expenses, excluding depreciation and amortization below	22,406	24,322

	84,725	87,962
Selling, general and administrative	16,281	16,132
Depreciation and amortization	10,300	10,666
Provision for impairment of long-lived assets	88	—

	111,394	114,760

Other operating income, net	277	18

Income from operations	18,029	21,739

Interest expense	8,282	9,804
Interest income	(203)	(284)

Net interest expense	8,079	9,520

Income before income taxes	9,950	12,219
Provision for income taxes	2,471	3,877

Net income – including noncontrolling interest	7,479	8,342
Net income – noncontrolling interest	237	2,112

Net income – attributable to Sonic Corp.	$7,242	$6,230

Basic income per share	$0.12	$0.10

Diluted income per share	$0.12	$0.10

Basic weighted average shares used in calculation	61,639	61,086

Diluted weighted average shares used in calculation	61,753	61,415

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SONIC Reports First Quarter 2011 Results

January 4, 2011

SONIC CORP.

Unaudited Supplemental Information

	First Quarter Ended November 30,
	2010	2009
Drive-Ins in Operation:
Company-owned:
Total at beginning of period	455	475
Opened	—	3
Acquired from (sold to) franchisees	(2)	—
Closed	(1)	(2)

Total at end of period	452	476

Franchise:
Total at beginning of period	3,117	3,069
Opened	9	22
Acquired from (sold to) company	2	—
Closed (net of reopening)	(22)	(7)

Total at end of period	3,106	3,084

System-wide:
Total at beginning of period	3,572	3,544
Opened	9	25
Closed (net of reopening)	(23)	(9)

Total at end of period	3,558	3,560

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SONIC Reports First Quarter 2011 Results

January 4, 2011

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	First Quarter Ended November 30,
	2010	2009
Sales Analysis
Company-owned drive-ins:
Total sales	$97,274	$103,584
Average drive-in sales	216	218
Change in same-store sales	-1.9%	-9.1%

Franchise drive-ins:
Total sales	$776,598	$786,344
Average drive-in sales	249	255
Change in same-store sales	-2.5%	-6.0%

System-wide:
Change in total sales	-1.8%	-2.3%
Average drive-in sales	$245	$250
Change in same-store sales	-2.4%	-6.5%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

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SONIC Reports First Quarter 2011 Results

January 4, 2011

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	First Quarter Ended November 30,
	2010	2009
Margin Analysis (percentage of Company-owned drive-in sales)
Company-owned drive-ins:
Food and packaging	27.8%	27.7%
Payroll and employee benefits	36.3%	33.7%
Other operating expenses	23.0%	23.5%

Cost of sales, as reported	87.1%	84.9%
Noncontrolling interest	0.2%	2.0%

Pro forma cost of sales, including noncontrolling interest	87.3%	86.9%

	Nov. 30, 2010	Aug. 31, 2010
Balance Sheet Data
Current assets	$137,620	$133,928
Property, equipment and capital leases, net	481,905	489,264
Total assets	731,740	737,320
Current maturities of long-term debt and capital leases	185,162	118,608
Obligations under capital leases due after one year	32,035	32,872
Long-term debt due after one year	449,872	529,872
Total liabilities	700,155	714,754
Stockholders’ equity	31,585	22,566

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